Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AND SEVERANCE AGREEMENT

This Amended and Restated Employment and Severance Agreement, dated as of June 25, 2007, by and among Stephen C. Muther (“Muther”), Buckeye GP Holdings L.P., a Delaware limited partnership and the successor to Glenmoor LLC, (“BGH”), and Buckeye Pipe Line Services Company, a Pennsylvania corporation (“BPLSC”), amends and restates the Amended and Restated Employment and Severance Agreement, dated as of May 4, 2004, between Glenmoor LLC and Muther (the “Prior Agreement”).

WHEREAS, Muther has served as an executive of certain of the BPL Entities (defined below) pursuant to the Prior Agreement and its predecessor agreements;

WHEREAS, in accordance with past practices, Muther shall continue to be an employee of, and receive benefits through, BPLSC;

WHEREAS, BGH is entering into this Agreement to guarantee performance of BPLSC’s obligations under this Agreement;

WHEREAS, in connection with the transactions consummated by the Purchase Agreement (defined below), Muther, BGH and BPLSC desire to amend and restate the Prior Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.               Definitions

For all purposes of this Agreement, the following terms shall have the meanings specified in this Section unless the context clearly otherwise requires:

(a)           “BGH Entities” means BGH, MainLine Management LLC, Buckeye GP LLC, MainLine GP, Inc., and MainLine L.P., collectively.

(b)           “BGH GP Holdings” means BGH GP Holdings, LLC, a Delaware limited liability company, which as of the date hereof is owned by ArcLight Energy Partners Fund III, L.P., Kelso Investment Associates VII, L.P., KEP VI, LLC and Lehman Brothers Co. – Investment Partners, L.P.

(c)           “BPL” means Buckeye Partners, L.P., a Delaware limited partnership.  .

(d)           “BPL Entities” means BPL, its operating partnerships and other subsidiaries, and BPLSC, collectively.

(e)           “Board” means the board of directors or similar governing body of BGH.

(f)            “Cause” means (1) misappropriation of funds or any act of common law fraud, theft, or embezzlement, (ii) habitual insobriety or substance abuse, (iii) conviction of or plea of nolo contendere to a felony or any crime involving moral turpitude, (iv) willful misconduct or gross negligence by Muther in the performance of his duties, the willful failure of Muther to perform a material function of Muther’s duties hereunder or material failure to comply with any lawful directive of the Board, or Muther’s engaging in a conflict of interest or other breach of fiduciary duty, (v) material violation of the code of conduct of the BPL Entities and policy on workplace harassment, and (vi) subject of an order, judicial or administrative, obtained or issued by the Securities and Exchange Commission for any securities violation involving fraud.

(g)           “Change of Control” shall be deemed to have taken place upon the occurrence of any of the following events:

(i)            any Person, except the BGH Entities or the BPL Entities, or any employee benefit plan of the BGH Entities or the BPL Entities (or of any Affiliate or Associate thereof, or any Person or entity organized, appointed or established by the BGH Entities or the BPL Entities for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the beneficial owner, or the holder of proxies, in the aggregate of 80% or more of the limited partnership units (the “Units”) of BGH or BPL then outstanding; provided, however, that no “Change of Control” shall be deemed to occur for purposes of clause (i) hereof during any period in which any such Person, and its Affiliates and Associates, are bound by the terms of a standstill agreement under which such parties have agreed not to acquire more than 79% of the Units of BGH or BPL then outstanding or to solicit proxies; or

(ii)           any Person, except one or more of the equity owners of BGH GP Holdings as of the date hereof, or any Affiliate or Associate of such equity owners or any employee benefit plan of the BGH Entities or the BPL Entities (or of any Affiliate or Associate or any Person or entity organized, appointed or established by the BGH Entities or the BPL Entities for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner, or the holder of proxies, in the aggregate of 51 % or more of the general partner interests of BGH or BPL; or

(iii)          if either BGH or BPL and its respective general partner are combined into a single entity (the “Successor”), any Person, except one or more of the equity owners of BGH GP Holdings as of the date hereof, or any Affiliate or Associate of such equity owners or any employee benefit plan of the BGH Entities or the BPL Entities (or of any Affiliate or Associate thereof or any Person or entity organized, appointed or established by the BGH Entities or the BPL Entities for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner, or the holder of proxies, in the aggregate of 50% or more of the voting equity interests of the Successor then outstanding; provided, however, that no “Change of Control” shall be deemed to occur for purposes of clause (iii) hereof during any period in which any such Person, and its Affiliates and Associates, are bound by the terms of a standstill agreement under which such parties have agreed not to acquire more than 49% of the voting equity interests of the Successor then outstanding or to solicit proxies.

For purposes of this Agreement, the term “Person” shall have the same meaning as in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); the term “Affiliate” and “Associate” are used as defined in Rule 12b-2 of the Exchange Act.

Without limiting the foregoing, the term “Change of Control” shall be deemed to include the transactions contemplated by the Purchase Agreement, dated as of April 3, 2007, among Carlyle/Riverstone BPL Holdings II, L.P., certain Limited Partners of Buckeye GP Holdings L.P. and BGH GP Holdings, LLC, as well as any subsequent transaction satisfying the foregoing definition of a “Change of Control”.

(h)           “Employment Period” is defined in Section 13.

(i)            “General Partner” means MainLine Management LLC.

(j)            “Good Reason Termination” means a Termination of Employment initiated by Muther upon one or more of the following occurrences:

(i)            any failure of BGH or BPLSC to comply with and satisfy any of the material terms of this Agreement, including a reduction in Compensation;

(ii)           any significant reduction by the BGH Entities or the BPL Entities of the authority, duties or responsibilities of Muther’s principal assignment with the BGH Entities or the BPL Entities immediately prior to the date hereof or a reduction in Compensation; provided, however, that this clause (ii) shall apply only in the event that such reduction occurs following a Change of Control;

(iii)          any removal by the BGH Entities or the BPL Entities of Muther from the employment grade or officer positions which Muther holds immediately prior to the date hereof except in connection with promotions to higher office; provided, however, that in the absence of a Change of Control solely changing Muther’s reporting relationships shall not be grounds for a “Good Reason Termination” hereunder;

(iv)          following a Change of Control, a transfer of Muther, without his express written consent, to a location that is more than 100 miles from his principal place of business immediately preceding the Change of Control; or

(v)           following a Change of Control, Muther determines, in his sole discretion in the period between the beginning of the 18th month and the end of the 36th month after a Change of Control, that circumstances have so changed that he is not willing to continue in his position with the BGH Entities and the BPL Entities and elects a Termination of Employment.

(k)           “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

(l)            “Partnerships” means the BGH Entities and the BPL Entities, collectively.

(m)          “Phase Out Date” means the first day of the calendar month coincident with or next following Muther’s 65th birthday.

(n)           “Purchase Agreement” means that certain Purchase Agreement by and among Carlyle/Riverstone BPL Holdings II, L.P., certain Limited Partners of BGH and BGH GP Holdings, LLC, dated as of April 3, 2007.

(o)           “Subsidiary” means any entity in which the BGH Entities or the BPL Entities, directly or indirectly, own at least a 50% interest or an unincorporated entity of which the BGH Entities or the BPL Entities, directly or indirectly, owns at least 50% of the profits or capital interests.

(p)           “Termination Date” means the date of receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein, as the case may be.

(q)           “Termination of Employment” means the termination of Muther’s employment relationship with the Partnerships, which event shall constitute a “separation from service” under section 409A of the Internal Revenue Code.

Section 2.               Employment

(a)           During the term of this Agreement, BPLSC shall employ Muther, and Muther shall serve, as Executive Vice President, Administration and Legal Affairs.

(b)           During the Employment Period (as defined in Section 13), Muther shall devote his full time and attention to the business of the Partnerships, will act in the best interests of the Partnerships and will perform with due care the duties and responsibilities assigned to him by the Board. Muther agrees to cooperate fully with the Board, and not to engage in any activity that interferes with the performance of his duties hereunder. During the Employment Period, Muther will not hold any type of outside employment, engage in any type of consulting or otherwise render services to or for any other person, entity or business concern without the advance written approval of the Board.  However, it shall not be a violation of this Agreement for Muther to (1) serve on corporate, civic, or charitable boards or committees, except for boards or committees of a competing business, provided that such service does not interfere with the performance of his duties and responsibilities under this Agreement, or (2) take vacation days and reasonable absences due to injury or illness, as set forth herein and/or permitted by the general policies of the Partnerships.

(c)           Muther represents and covenants to BGH and BPLSC that he is not subject or a party to any employment agreement, noncompetition covenant, nondisclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit him from executing this Agreement and fully performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities hereunder.

(d)           Muther acknowledges and agrees that he owes BGH and BPLSC a duty of loyalty and that the obligations described in this Agreement are in addition to, and not in lieu of, Muther’s obligations under common law.

(e)           Any salary, bonus and other compensation payments hereunder shall be subject to all applicable payroll and other taxes.

(f)            During the term of this Agreement, BPLSC shall pay to Muther an annualized base salary of no less than $300,000 (such amount, as it may be increased from time to time, is hereinafter referred to as “Compensation”) (less applicable taxes and withholdings) in consideration for Muther’s services under this Agreement, payable in conformity with BPLSC’s customary payroll practices for executive salaries.

Section 3.               Notice of Termination

Any Termination of Employment shall be communicated by a Notice of Termination in accordance with Section 15 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which, in the case of a Good Reason Termination by Muther (i) indicates the specific reasons for the termination, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of Muther’s employment, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice). In the event of a Good Reason Termination, Muther must provide the Notice of Termination to BGH and BPLSC within 60 days of the day that he received notice of the event creating such right and if such event is curable, BGH and BPLSC shall have 30 days to cure. Failure to give such Notice of Termination within such 60 day time period results in a waiver by Muther of his right to severance under Section 4 with respect to such event.

Section 4.               Severance Compensation upon Termination

(a)           In the event of Muther’s involuntary Termination of Employment (other than death or disability) for any reason other than Cause or in the event of a Good Reason Termination, BPLSC shall pay to Muther, subject to the execution of a release in form set forth as Exhibit A (the “Release”) and the expiration of the revocation period thereunder, and subject to required employment taxes and deductions, within 15 days after the Termination Date, a single sum in cash equal to 3.0 multiplied by Muther’s Compensation at such time.  Except as provided below, all benefit coverages, retirement benefit accruals and fringe benefit eligibility shall cease upon the Termination Date, subject to applicable rights under ERISA and COBRA.

(b)           In the event a severance payment is made under paragraph (a), BPLSC will provide Muther with the following payments for a period of 18 months (or in the event that such payment was triggered by a Change of Control, 36 months) from the Termination Date, provided, however, that this obligation shall cease upon Muther’s obtaining new employment that provides Muther with eligibility for medical benefits without a pre-existing condition limitation (such period is referred to as the “Benefit Period”):

(i)            During the first 18 months of the Benefit Period (or, if shorter or longer, during the period, within the Benefit Period, during which Muther is eligible to elect COBRA continuation coverage under health and dental plans of BPLSC) (the “COBRA Period”), BPLSC will pay Muther a monthly payment on the first payroll date of each month equal to the COBRA cost of continued health and dental coverage under health and dental plans of BPLSC pursuant to section 4980B of the Internal Revenue Code, less the amount that Muther would be required to contribute for health and dental coverage if Muther were an active employee.  These payments will commence on BPLSC’s first payroll date after the Termination Date and will continue until the end of the COBRA Period (but not longer than the Benefit Period).

(ii)           After the COBRA Period and during the balance of the Benefit Period, if any, BPLSC will pay Muther (or directly to the insurer on Muther’s behalf) a quarterly payment on the first payroll day of each calendar quarter equal to the premium cost that Muther will incur during the quarter (but not beyond the end of the Benefit Period) to maintain health and dental coverage that is substantially similar to the health and dental coverage that was in effect for Muther under plans of BPLSC immediately before such coverage ended, as reasonably determined by Muther and BPLSC, less the amount that Muther would be required to contribute for health and dental coverage if Muther were an active employee.

(iii)          On each date on which a payment is made under subsection (i) or (ii) above, BPLSC will pay Muther an additional tax gross-up amount equal to the federal, state and local income and payroll taxes, if any, that Muther incurs on the amount paid under subsection (i) or (ii), and on the amount paid under this subsection (iii), on that date; ; provided, however, that for purposes of this subsection 4(b)(iii), the aggregate tax rate for the federal, state and local income and payroll taxes above shall be assumed to be 25%.  This gross up payment will be made with respect to each payment under subsection (i) and (ii) and will cease when payments under subsection (i) and (ii) cease.

(c)           In the event Muther’s Phase Out Date would occur prior to 18 months (36 months if following a Change of Control) after the Termination Date, the aggregate cash amount determined as set forth in subsection (a) above shall be reduced to an amount equal to such aggregate cash amount multiplied by a fraction, the numerator of which shall be the number of days from the Termination Date to Muther’s Phase Out Date and the denominator of which shall be 548 (1095 if following a Change of Control).

(d)           Notwithstanding any other provision of this Agreement, if Muther’s employment with BPLSC is terminated such that Muther is entitled to severance from BPLSC and within 60 days of such termination, the Board, in its good faith judgment, unanimously determines that Cause existed with respect to such termination, Muther shall not be entitled to any severance from BPLSC, and any and all severance payments from BPLSC to Muther shall cease and any such payments or reimbursements already made to Muther must be returned to BPLSC within 60 days. In the event that BGH and BPLSC exercise their rights under this Section 4(d), the Release shall be null and void and be of no force or effect.

(e)           Any severance received by Muther under the Severance Pay Plan for Employees of Buckeye Pipe Line Services Company, as may be amended from time to time, or any successor severance plan, shall reduce the amounts payable under this Agreement.

(f)            Nothing herein is intended to preclude the ability of the General Partner from allocating all or a portion of the amount payable to Muther hereunder any of the BGH Entities or the BPL Entities, subject to the governing documents of such entity.

Section 5.               Enforcement

(a)           In the event that BPLSC shall fail or refuse to make payment of any amounts due Muther under this Agreement, BGH agrees to make such payment on behalf of BPLSC.

(b)           In the event that BGH and BPLSC shall fail or refuse to make payment of any amounts due Muther under Section 4 hereof within the respective time periods provided therein, BGH shall pay to an escrow agent, who shall invest such sum with interest to be paid to the prevailing party, any amount remaining unpaid under Section 4. In such event, the parties shall then engage in arbitration in the City of Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by BGH and one by Muther, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Muther prevails on at least one material issue which is the subject of such arbitration, BGH shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses). Otherwise, each party shall be responsible for his or its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall equally share the fees of the American Arbitration Association.

(c)           In the event that an arbitration under paragraph (a) takes place following a Change of Control, BGH shall pay Muther on demand the amount necessary to reimburse Muther in full for all reasonable expenses (including all attorneys’ fees and legal expenses) incurred by Muther in enforcing any of the obligations of BGH under this Agreement subject to Muther’s duty to repay such sums to BGH in the event that he does not prevail on any material issue which is the subject of such arbitration.  All reimbursements shall be made in accordance with section 409A of the Internal Revenue Code.

Section 6.               No Mitigation

Muther shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

Section 7.               Non-Exclusivity of Rights

Nothing in this Agreement shall prevent or limit Muther’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the BGH Entities or the BPL Entities and for which Muther may qualify from the date hereof through the Termination Date.

Section 8.               No Set-Off

Except as specifically provided for herein, the obligation of BGH and BPLSC to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the BGH Entities or the BPL Entities may have against Muther or others.

Section 9.               Taxes

Any payment required under this Agreement shall be subject to all requirements of the law with regard to the withholding of taxes, filing, making of reports and the like, and BGH and BPLSC shall use their best efforts to satisfy promptly all such requirements.

Section 10.             Confidential Information

Muther recognizes and acknowledges that, by reason of his relationship to the Partnerships, he has had and will continue to have access to confidential information of the Partnerships, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the entities (“Confidential Information”). Muther acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after his employment by BPLSC, disclose or use any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Chairman of the Board; unless such information is in the public domain through no fault of Muther or except as may be required by law.

Section 11.             Non-Competition

(a)           During his employment by BPLSC and for a period of 18 months thereafter, Muther will not, unless acting with the prior written consent of the Chairman of the Board, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, (i) any business or enterprise that competes with the Partnerships in any business or enterprise that contributes more than ten percent (10%) of BGH’s consolidated gross revenues, either during his employment by BPLSC or on the Termination Date, as applicable, in any state in which such business or enterprise is so operated (whether or not such business is physically located within those areas) (the “Geographic Area”), or (ii) in any business or enterprise that is a customer of the Partnerships if BGH derives at least five percent of its consolidated gross revenues either during his employment by BPLSC or on the Termination Date, as applicable, from such customer. It is recognized by Muther that the Partnerships and Muther’s connection therewith is or will be involved in activity throughout the Geographic Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. Muther also shall not, directly or indirectly, during such 18-month period (i) solicit or divert business from, or attempt to convert any client, account or customer of the Partnerships, whether existing at the date hereof or acquired during Muther’s employment nor (ii) following Muther’s employment, solicit or attempt to hire any then employee of the Partnerships.

(b)           The foregoing restriction shall not be construed to prohibit the ownership by Muther of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Exchange Act, provided that such ownership represents a passive investment and that neither Muther nor any group of persons including Muther in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

Section 12.             Equitable Relief

(a)           Muther acknowledges that the restrictions contained in Sections 10 and 11 hereof are reasonable and necessary to protect the legitimate interests of the Partnerships, that BGH and BPLSC would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to BGH and BPLSC. Muther represents that his experience and capabilities are such that the restrictions contained in Section 11 hereof will not prevent Muther from obtaining employment or otherwise earning a living at the same general level of economic benefit as anticipated by this Agreement. Muther further represents and acknowledges that (i) he has been advised by BGH and BPLSC to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

(b)           Muther agrees that BGH and BPLSC shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 10 or 11 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which BGH or BPLSC may be entitled. In the event that any of the provisions of Section 10 or 11 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

(c)           Muther irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 10 or 11 hereof, including without limitation, any action commenced by BGH or BPLSC for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of

Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Montgomery County, Pennsylvania, (ii) consents to the nonexclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Muther may have to the laying of venue of any such suit, action or proceeding in any such court. Muther also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 15 hereof.

(d)           Muther agrees that he will provide, and that BGH and BPLSC may similarly provide, a copy of Sections 10 and 11 hereof to any business or enterprise (1) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected as an officer, director, employee, partner; principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used; provided, however, that this provision shall not apply in respect of Section 12 hereof after expiration of the time period set forth therein.

Section 13.             Term of Agreement

The term of this Agreement shall be for the period commencing on the date hereof and ending on June 25, 2010 and shall automatically be renewed for additional periods of one year until one party notifies the other party in writing, at least 90 days in advance of expiration, that this Agreement will not be renewed (such period of employment is sometimes referred to as the “Employment Period”).  If a Change of Control occurs, the term of this Agreement shall be automatically extended to three years following the Change of Control.  If any notice of non-renewal occurs within three years after a Change of Control, such notice shall constitute an involuntary Termination of Employment for purposes of Section 3 above. Notwithstanding anything herein to the contrary, this Agreement shall terminate if the employment of Muther with the Partnerships shall terminate for any reason other than as provided herein.

Section 14.             Successor Company

BGH and BPLSC shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of BGH or BPLSC by agreement in form and substance satisfactory to Muther, to acknowledge expressly that this Agreement is binding upon and enforceable against BGH or BPLSC in accordance with the terms hereof, and to become jointly and severally obligated with BGH and BPLSC to perform this Agreement in the same manner and to the same extent that BGH or BPLSC would be required to perform if no such succession or successions had taken place. Failure of BGH and BPLSC to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, BGH and BPLSC shall mean BGH and BPLSC as hereinbefore defined and any such successor or successors to their business and/or assets, jointly and severally.

Section 15.             Notice

All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to BGH or BPLSC, to:

Buckeye GP Holdings L.P.

Buckeye Pipe Line Services Company

Five TEK Park

9999 Hamilton Boulevard

Breinigsville, PA 18031

Attention: Chairman

If to Muther, to:

or to such other names or addresses as BGH, BPLSC or Muther, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

Section 16.             Section 409A

(a)           This Agreement shall be interpreted to avoid any penalty sanctions under Internal Revenue Code section 409A.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.

(b)           The parties agree that Muther is not a “specified employee” for purposes of section 409A as of the date of this Agreement.  Notwithstanding anything in this Agreement to the contrary, if Muther is a specified employee of a publicly traded corporation under section 409A at the time of his separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period.  If Muther dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A shall be paid to the personal representative of Muther’s estate within 60 days after the date of Muther’s death.  The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Board in accordance with the provisions of Section 409A and the regulations issued thereunder.

(c)           For purposes of section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Muther’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

Section 17.             Governing Law

This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

Section 18.             Contents of Agreement; Amendment and Assignment

(a)           This Agreement supersedes all prior agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Muther, BGH and BPLSC. The provisions of this Agreement may provide for payments to Muther under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by BGH or BPLSC.

(b)           Nothing in this Agreement shall be construed as giving Muther any right to be retained in the employ of BPLSC or any of the BGH Entities or the BPL Entities.

(c)           All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Muther, BGH and BPLSC hereunder shall not be assignable in whole or in part.

Section 19.             Severability

If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

Section 20.             Remedies Cumulative: No Waiver

No right conferred upon Muther by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Except as provided by Section 3, no delay or omission by Muther in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

Section 21.             Miscellaneous

All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

Section 22.             Muther’s Acknowledgment

By executing this Agreement, Muther acknowledges that he has no grounds for asserting that a Good Reason Termination exists as of the date hereof and that no obligation to pay severance under Section 4 exists at the current time.

Section 23.             Defense of Claims

Muther agrees that, during a period of 36 months after the Termination Date, upon request from BGH or BPLSC, Muther will cooperate with the BPL Entities and the Partnerships in the defense of any claims or actions that may be made by or against the BPL Entities and the Partnerships that relate to Muther’s prior areas of responsibility, except if Muther’s reasonable interests are adverse to such entities in such claim or action. BGH and BPLSC agree to pay or reimburse Muther for all of his reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Muther’s obligations under this Section 23.  If the requirements of Muther under this Section 23 exceed ten business days, BGH and BPLSC shall compensate Muther thereafter in an amount equal to $1,000 per day.

Section 24.             Non-Disparagement

Muther agrees that, in communications with Persons other than the Partnerships, he shall not disparage in any way, and shall always speak well of the Partnerships, their Affiliates or respective employees and under no circumstances shall Muther, in communications with Persons other than the Partnerships and their Affiliates criticize or disparage any business practice, policy, statement, valuation or report that is made, conducted or published by such entities or individuals.  Notwithstanding the foregoing, this Section 24 shall not be construed to prohibit or restrain any criticism or other statements made in communications exclusively between or among the Partnerships and their Affiliates or their respective employees, agents or representatives to the extent such communications or statements are made in the ordinary course of business or in the discharge by Muther of his duties and responsibilities on behalf of the Partnerships.  The obligations of Muther under this Section 24 shall continue after the termination of the Employment Period. Muther acknowledges that any violation of this Section 24 may cause irreparable injury to the Partnerships and their Affiliates or their respective employees for which monetary damages are inadequate and difficult to compute.  Accordingly, this Section 24 may be enforced by specific performance, and prospective breaches of this Section 24 may be enjoined.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

BUCKEYE GP HOLDINGS, L.P.
By: MainLine Management LLC

By:	/s/
Title:

BUCKEYE PIPE LINE SERVICES COMPANY

By:	/s/
Title:

/s/ Stephen C. Muther
Stephen C. Muther

EXHIBIT A

TERMINATION OF EMPLOYMENT AGREEMENT

This Termination of Employment Agreement (the “Agreement”) is between Buckeye GP Holdings, L.P., a Delaware limited partnership (“BGH”), Buckeye Pipe Line Services Company, a Pennsylvania corporation (“BPLSC”), and Stephen C. Muther (“Muther”), pursuant to the Amended and Restated Employment and Severance Agreement between Muther, BGH and BPLSC, dated          , 2007 (the “Employment Agreement”) and attached hereto as Exhibit A.

WHEREAS, Muther is employed by BPLSC pursuant to the Employment Agreement; and

WHEREAS, Muther’s employment with BPLSC is being terminated in exchange for certain severance benefits and other valuable consideration provided herein;

NOW, THEREFORE, the parties agree to terminate their employment relationship on the following terms and conditions.

1.             Termination of Employment.  BGH, BPLSC and Muther agree that Muther’s employment with BPLSC is terminated as of           (the “Termination Date”), pursuant to Section 3 of the Employment Agreement.

2.             Complete Release and Other Consideration from Muther.  In exchange for the obligations of BGH and BPLSC under this Agreement, Muther agrees as follows:

a.                                       Complete Release.  On behalf of Muther and Muther’s heirs and assigns, Muther fully releases BGH, BPLSC and each of their parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and, with respect to all such entities, their partners, members, officers, directors, attorneys, agents, and employees (collectively, the “BGH Releasees”), from any and all claims, demands, or causes of action (including claims for attorneys’ fees) (collectively, “Claims”), known or unknown, that Muther may have or may claim to have against any of the BGH Releasees, including but not limited to any claims arising out of Muther’s employment relationship with and service as an employee, officer or director of BPLSC or any BGH Releasee, and the termination of such relationship or service (the “Muther Release”); provided, however, that this Muther Release shall not apply to the obligations of BPLSC and BGH under this Agreement. This Muther Release includes, without limitation, any claims arising out of any contract (express or implied); any tort (whether based on negligent, grossly negligent, or intentional conduct); or any federal, state, or local law, including, without limitation, the Age Discrimination in Employment Act and the Employee Retirement Income Security Act.  This Muther Release does not include any claims under the Age Discrimination in Employment Act that may arise after this Agreement is executed.  Nothing in this Agreement shall constitute a waiver or release by Muther of any vested benefits under any pension, retirement savings, deferred compensation, vacation, health care or other benefit plan of BGH or BPLSC in which he was a participant.

b.                                      Confidentiality.  Except as may be required by law or court order or as may be necessary in an action arising out of this Agreement, Muther agrees not to disclose the existence or terms of this Agreement to anyone other than Muther’s immediate family, attorneys, tax advisors, and financial counselors, provided that Muther first informs them of this confidentiality clause and secures their agreement to be bound by it. Muther understands and agrees that a breach of this confidentiality provision by any of these authorized persons will be deemed a material breach of this Agreement by Muther.

3.             Release and Other Consideration from BPLSC and BGH.  In exchange for Muther’s obligations under this Agreement, BPLSC or BGH shall pay Muther those severance payments and benefits, on the terms provided in the Employment Agreement. Muther acknowledges that these severance payments are subject to Muther’s compliance with the Employment Agreement.

4.             Right to Consult an Attorney; Period of Review.  Muther is encouraged to consult with an attorney before signing this Agreement.

5.             Entire Agreement; Amendment; Continuing Obligations.  This Agreement and the Employment Agreement contain the entire agreements of the parties with respect to Muther’s employment and the other matters covered herein and therein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof and thereof.  This Agreement may be amended, waived or terminated only by a written instrument executed by both parties hereto. Muther hereby reaffirms and agrees to continue to abide by all of Muther’s obligations under the Employment Agreement.

6.             Revocation/Effectiveness.  Upon signing this Agreement, Muther will have 7 days to revoke the Agreement. To properly revoke the Agreement, BGH and BPLSC must receive written notice of revocation from Muther by the close of business on the 7th day after the date the Agreement is signed by Muther. Written notice must be delivered pursuant to the Employment Agreement. In the event that BGH or BPLSC exercises its right under Section 4(e) of the Employment Agreement to recover severance from Muther, the terms of this Agreement shall be null and void and have no force or effect.

7.             Indemnification Rights.  The execution and delivery of this Agreement shall have no effect on the rights or entitlement of Muther to indemnification under (a) any agreement between Muther and BGH or BPLSC or any of their affiliates or (b) any of the organizational documents of BGH, BPLSC and their affiliates, including, without limitation, MainLine Management LLC, Buckeye Partners, L.P., and Buckeye GP LLC.

8.             Choice of Law.  This Agreement will be governed in all respects by the laws of the Commonwealth of Pennsylvania, without regard to its choice of law principles. This Agreement is subject to the arbitration provisions in the Employment Agreement.

9.             Effectiveness of Agreement.  This Agreement will be effective, and the payments described above will be made, only if Muther does not revoke the Agreement under Section 6 above.

EXECUTIVE

Signature:
Name: Stephen C. Muther

Date:

BUCKEYE GP HOLDINGS, L.P.
By: MainLine Management LLC

By:
Title:

BUCKEYE PIPE LINE SERVICES COMPANY

By:
Title: